Exhibit 10.3

GOLD CONCENTRATE SUPPLY CONTRACT
DATED February 25th 2010

This contract is made as of the 25th day of February, 2010 (the "Effective Date") between MEGO GOLD, LLC, registered offices at Suite #2, 2A Tamanian Street, Yerevan, Armenia, 0009 (the "Seller") and INDUSTRIAL MINERALS SA, c/o Lenz & Staehelin, Rte de Chêne 30, 1208 Genève, Switzerland  (the "Buyer").

1. SCOPE OF THE AGREEMENT AND EXCLUSIVITY
The Buyer hereby agrees to buy and the Seller hereby agrees to sell Gold Concentrates on the following specific terms and conditions. During 2010, 2011 and 2012 the Seller shall deliver exclusively to the Buyer any and all Gold Concentrates from its or any affiliate’s mines including but not limited to Toukhmanuk Mine, Armenia. The Seller shall not deliver and not offer to nor solicit offers from third parties.

2. MATERIAL AND QUALITY
Gold Concentrates produced from gravitation process (‘Grade A’) and from flotation process (‘Grade B’) ex Toukhmanuk Mine Armenia, assaying typically as per the specification in Schedule 1 to this agreement (‘Concentrates’)

The material shall be otherwise free of constituents deleterious to the smelting and refining process and be free from Radioactivity. Moisture content of the material shall be sufficient to avoid blowing and dusting and shall conform to all local regulations, and the IMO / BC code of safe practice for solid bulk cargoes. In the event that the quality of the material deviates from the typical assay as per the above then Seller shall promptly advise Buyer of the revised provisional assays. In case of adverse changes to the quality of concentrates, Seller shall inform Buyer promptly of those changes and both parties will meet to discuss potential solutions.

3. QUANTITY
A minimum of 2’250 dmt of Grade A and Grade B.
In case the Seller has delivered a lesser quantity in 2010, 2011 and 2012 than 2’250 dmt, then the contract terminates at such time the full quantity has been delivered.
In case the Seller has delivered a higher quantity in 2010, 2011 and 2012 than 2’250 dmt, then the Payables as per 6.A. shall be amended to a higher percentage.

4. SHIPMENT
Evenly spread from January 2010 to December 2012 in big bags of 1-2 mt. The month of shipment shall be the month in which falls the railway bill of lading (‘Shipment’).

5. DELIVERY
Seller shall deliver concentrates to the Buyer on the basis DAF stowed Yerevan, Armenia. All customs clearance procedures in Armenia to be performed and paid by Seller.

6. PRICE
The price per dry metric ton of Gold Concentrates for all shipments shall be the sum of the following payable metals less the sum of the deductions as listed below.

6.A)       Payable Metals:
6.A.1     Silver: 80% of the final Silver content subject to a minimum deduction of 30 grams per dmt at the official London Silver Spot/US Cents equivalent quotation as published in Metal Bulletin, averaged over the Quotational Period.
For any delivered quantity above 2’250 dmt the payable shall be 85% of the final Silver content subject to a minimum deduction of 30 grams per dmt at the official London Silver Spot/US Cents equivalent quotation as published in Metal Bulletin, averaged over the Quotational Period.

6.A.2     Gold: 80% of the final Gold content subject to a minimum deduction of 1 gram per dmt at the average of the London AM/PM Gold Fixation, as published in Metal Bulletin, averaged over the Quotational Period
For any delivered quantity above 2’250 dmt the payable shall be 85% of the final Gold content subject to a minimum deduction of 1 gram per dmt at the average of the London AM/PM Gold Fixation, as published in Metal Bulletin, averaged over the Quotational Period

6.A.3     No other metals shall be payable.

6.B)       Deductions:
6.B.1     Treatment Charge:
The Treatment Charge shall be US Dollars 220.00 (two hundred twenty) per dry metric ton DAF Yerevan.
6.B.2     Refining Charge:
Gold: The Refining Charge shall be USD 6 (six) per troy ounce of payable Gold.
Silver:  The Refining Charge shall be USD 0.40 (fourty US cents) per ounce of payable Silver

6.B.3.    Penalties
Arsenic: U.S. Dollars 5.0 (five) per dry metric ton of Gold Concentrates for each 0.1% (zero point one percent) by which the final arsenic content exceeds 0.3% (zero point three percent) fractions pro rata.
Lead: U.S. Dollars 1.0 (one) per dry metric ton of Gold Concentrates for each 0.1% (zero point one percent) by which the final arsenic content exceeds 3% (three percent) fractions pro rata.
Alumina Al2O3: Penalties to be agreed after the trial shipments.

7. QUOTATIONAL PERIOD
Silver and Gold: First (M+1) following the deemed ocean Bill of Lading (‘Deemed BL Month’) for all payable metals (‘QP’). Buyer shall declare the Deemed BL Month in the month following the railway bill of lading.

8. PAYMENT
8.A)     Prepayment
Buyer shall make a prepayment amounting to US$ 450’000 (‘Prepayment’). Any Provisional and Final Payment as per 8.B. and 8.C. shall count towards the amortization of such Prepayment until it is fully amortized (‘Amortization’). The Prepayment is to be fully amortized in 2010 (‘Period of Amortization’).

The prepayment shall be secured during the Period of Amortization as per the Security Agreement dated February 25th 2010 in Schedule 1 to this agreement and the Parent Company Guarantee dated February 25th 2010 in Schedule 2 to this agreement.

8.B)     Provisional Payment
Buyer shall make a provisional payment (‘Provisional Payment’) for 85% (eighty five percent) of the provisional invoice less the deductions and penalties and based on
-	the Railway Bill of Lading weight at Yerevan
-	the last shipment’s effective assay for the Annual Tonnage (ASA trial stock assay for the Trial Tonnage)
-	average price for gold and silver over the week preceding the week of the railway bill of lading date
The provisional payment shall be made within 5 business days against presentation of the following original documents to the Buyer’s Agent Vienna office (the full dispatch details shall be advised accordingly to Buyer’s Agent, including courier Airway bill number):
-	Railway Bill of Lading
-	Provisional Commercial Invoice certifying that material is free for Export.
-	Original Certificate of Origin issued and legalised by the local Chamber of Commerce or EUR .I certificates, if required.
-	Provisional Assay issued by Producer.

8.C)     Final Payment
Final settlement (‘Final Payment’) shall be made promptly by the owing party when all final details relating to weight, assays and prices become known against the Final Commercial Invoice and Independent Assayer’s assay/weight report.

If due date falls on a Saturday or New York banking holiday other than Monday, payment shall be made on the preceding New York banking day. If payment due date falls on a Sunday or Monday bank holiday in New York, payment to be made on the next New York banking day.

If the final balance is in favour of the Buyer or the cargo is rejected due to the material not corresponding to the specification under clause 2, the Seller has to state these amounts in his final invoice and pay the Buyer within 5 banking days after the date of the final invoice by wire transfer to the bank account indicated by the Buyer. If the Seller fails to pay such amounts, the Buyer, shall be entitled to set off any liability of the Buyer to the Seller against any liability of the Seller to the Buyer Any exercise by the Buyer of its rights under this clause shall be without prejudice to any other rights or remedies available to the Buyer under this agreement or otherwise.

9. WEIGHING SAMPLING AND MOISTURE DETERMINATION:
For the purpose of final settlement, sampling and moisture determination shall be carried out in Yerevan upon loading rail cars in accordance with standard international practices under the supervision of approved supervision companies. Weighing shall be determined by the Railway Bill of Lading weight and the resulting net dry weight shall apply for final settlement purposes and shall be final and binding on both parties. Buyer and Seller shall appoint an internationally recognized supervision company, to be mutually agreed, on a joint basis to represent them during these operations. The cost for the supervision charge shall be shared equally between Buyer and Seller.

The sample lot size shall be five big bags. Representative sample with a minimum weight of 250 grams shall be taken from each lot. Five sets of samples shall be prepared and sealed in order to allow the following distribution unless otherwise agreed:
- 2 set for the Seller
- 2 set for the Buyer
- 1 set for independent supervision company

10. ASSAYING
An international assayer selected from the list below will make a chemical analysis of the samples taken in accordance with clause 9 and the results of these analyses, together with the results of the moisture determination shall be final and binding for settlement purposes and notified to Buyer and Seller in writing.  Silver and gold shall be assayed by commercial fire assay adjusted for cupel absorption and slag losses. The costs for these services shall be shared equally between both parties.

Alex Stewart (Assayers) Ltd., UK or
Alfred H. Knight International Ltd, UK or
SGS Laboratory Services, NL

11. SUSPENSION OF QUOTATIONS:
The metal prices and currency quotations specified under this contract are the quotations in general use for the pricing of the metal content of concentrates. Should any quotation referred to in this contract cease to be published or cease to be representative, Buyer and Seller shall negotiate in good faith to establish a mutually acceptable pricing method and in the event of their inability to agree within thirty days of cessation of the quotation, the pricing method shall be determined by arbitration conducted pursuant to arbitration clause of this Contract.

12.TITLE AND RISK, INSURANCE
Title shall pass from Seller to Buyer upon Buyer making a provisional payment. Risk of loss shall pass from Seller to Buyer upon loading material into the Railcars at Yerevan. Insurance shall be covered by Buyer

13. TOTAL OR PARTIAL LOSS
In case of total or partial loss of shipment after risk passes from Seller to Buyer, provisional payments and final settlement shall be made in accordance with Clause No. 8 PAYMENT and otherwise in accordance with the terms of this contract. Seller undertakes to assist Buyer in providing any documentation Buyer may request from time to time in order to pursue any insurance claim.  The insurance settlement shall accrue to Buyer.

14. FORCE MAJEURE
If the performance of any obligation (other than the obligation to pay for material) by any party to this Contract is hindered or prevented by reason of any of the following events, beyond the control of the parties:
- Act of God, strike, fire, lockout, flood, war, insurrection, mob violence, combination of workmen, interference of Unions or Government, suspension of labour, accident, lack of transportation or delay en route or of any other cause whatsoever beyond the reasonable control of Buyer or Seller; this shall be hereinafter referred to as Force Majeure. Such notice shall set forth in reasonable detail the nature of the Force Majeure and the best estimate by the party claiming Force Majeure of the duration thereof. The party so affected shall not be liable to the other for damages on account thereof.  However, if Seller has commenced loading of the material, or quotational period has commenced, Buyer may not declare Force Majeure.
- Any event of Force Majeure so preventing or delaying the performance of any such obligation (other than the obligation to pay for material) shall entitle the party affected to suspend such performance during the time and to the extent of the Force Majeure, provided that the party affected shall inform the other promptly in writing or by telex or facsimile.
- If the circumstances giving rise to a Force Majeure declaration continues for more than 60 consecutive days, the party not declaring Force Majeure shall have the right to renounce any further fulfilment of its obligations hereunder, with the exception of obligations which shall have accrued hereunder between Buyer and Seller.
- Except by the written agreement of Buyer, this clause shall not apply to any material for which pricing has been established or vessel space has been booked or the Quotational Period is running or any advance payment has been made

15. LIQUIDATION
Without limiting any other rights that may be available to the liquidating party (as hereinafter defined), in the event that a party hereto (the defaulting party) is the subject of a bankruptcy, insolvency or other similar proceedings or fails to pay its debts generally as they become due, the other party hereto (the liquidating party) shall have the right, exercisable in its sole discretion and at any time, to liquidate this and any or all other contracts, then outstanding between the parties (whether the liquidating party is the seller or buyer hereunder) by declaring any or all such contracts terminated (whereupon they shall become automatically terminated, except for the obligation to effect payment), calculating the difference, if any between the price specified therein, and the market price for the relevant commodity (as determined by the liquidating party in a commercially reasonable manner at a time or times reasonably determined by the liquidating party), and aggregating or netting such market damages to a single liquidated settlement payment that will be due and payable upon demand therefore.

16. CHANGE OF CONTROL
In the event of any actual or prospective change in the organisation, control or management of the Seller including without limitation a change in ownership, this contract will not be changed or in any way modified and shall continue in full force and effect.

17. TAXES, DUTIES, CHARGES AND COMMISSIONS
If applicable, all duties, taxes, charges and commissions levied or assessed in the country of origin on the material shall be for Seller's account; and all similar levies or assessments outside of the country of origin shall be for Buyer's account.

18. LICENSES
Seller undertakes that all the necessary export licenses and all other authorisations required for the gold concentrates have been obtained and/or will be obtained for the entire quantity covered by this contract. Seller furthermore guarantees that such licenses will remain in force for the full life of the contract.

19. LIABILITIES
In no event shall Seller or Buyer be liable for indirect or consequential damages or for specific performance.

20. WARRANTIES
The Seller warrants that the material conforms, within any tolerances stated, to the description stated herein.

21. ASSIGNMENT
Seller shall not assign the whole or any part of its rights and obligations hereunder directly or indirectly without the prior written consent of the Buyer.  Buyer shall have the right to assign to its designated financing bank the whole or any part of its rights under this Contract, including without limitation, its right to receive and take delivery of the material in accordance with the terms of this Contract and its right, title and interest on any material delivered or held to Buyer's order and in relation to which the Buyer has made an Advance Payment.

22. SET-OFF
The Buyer, shall be entitled but not obliged, at any time or times, with notice to the Seller, to set off any liability of the Buyer to the Seller against any liability, as determined in a commercially reasonable manner by the Buyer, of the Seller to the Buyer (in either case howsoever arising, under whatever contract between the parties and whether any such liability of the Seller is present or future, liquidated or unliquidated and irrespective of the currency of its denomination) and the Buyer may for such purpose convert or exchange any currency. Any exercise by the Buyer of its rights under this clause shall be without prejudice to any other rights or remedies available to the Buyer or to the Seller under this agreement or otherwise.

23. CHOICE OF LAW
The construction, validity and performance of the agreement shall be governed by The Laws of England to the exclusion of any other law which may be imputed in accordance with Choice of Law Rules applicable in any jurisdiction.  However, neither party shall be precluded from pursuing arrest, attachment and/or other conservatory actions in the courts of any other country or exercising any contractual rights in relation to the goods or vessel provided for elsewhere in the agreement.

The United Nations Convention on Contracts for the International Sale of Goods of Vienna, 11th April 1980, shall not apply to this transaction.

24. ARBITRATION
Any dispute arising out of or in connection with this agreement including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the rules of conciliation and arbitration of the London Court of International Arbitration (LCIA), which rules are deemed  to be incorporated by reference into this section. The tribunal shall consist of three arbitrators, one to be nominated by the Seller, one by the Buyer and one by the President of the LCIA. The place of arbitration shall be London. The language of the arbitration shall be English. The arbitrator shall give a written record of the award and the reasons therefore. The award shall be final and binding.

25. DEFINITIONS
The following terms shall have the following meanings when used in this Contract:
a)	Wet metric ton or wmt means 2,204.62 pounds avoirdupois, natural state.
b)	Dry metric ton or dmt means 2,204.62 pounds avoirdupois, dry state.
c)	Dollars and Cents means the lawful currency of the United States of America.
d)	A Troy Ounce equals 31.1035 grams.
e)	A pound equals 453.593 grams

f)	A Gram equals 1/1000 of a kilogram.
g)	A unit equals 1% of the dry net weight
h)	A Calendar month refers to a named month in the Gregorian calendar.
i)	A calendar week refers to the calendar days Monday to and including Friday.
j)	A business day refers to any calendar day Monday to and including Friday, which is not a legal and recognised holiday.
k)	Metal Bulletin refers to the publication known as "METAL BULLETIN" which is published twice a week in London by Metal Bulletin Journal, Ltd.
l)	LME refers to London Metal Exchange
m)	Date of Shipment shall be the date on which the last Railway Bill of Lading of the current shipment is issued, stamped and signed.
n)	Date of arrival at discharge port shall be the month during which the carrying vessel reports to the Customs at the discharge port.
o)	Normal Office Hours means 8:00 - 17:00 on Monday through Friday.
p)
INCOTERMS 2000 means International rules for the interpretation of the most commonly used trade terms in international trade, published by the  International Chamber of  Commerce in 1936 and amended in 1953, 1967, 1976, 1980, 1990 and 2,000

q)	TML means the Transportable Moisture Limit valid in Buyer’s sole option for current shipment.
r)	FMP means Flow Moisture Point valid in Buyer’s sole opinion for current shipment
s)	IMP/BC Code refers to a cargo shipped/loaded in accordance with latest International Maritime Organisation / Bulk Cargo Code.

26. WAIVER
No party shall be deemed to have waived any right, power or privilege under this agreement unless such waiver is in writing and duly executed by it. No failure or delay in exercising any right hereunder shall be deemed a waiver thereof by any party. No exercise or partial exercise of any right, power or privilege shall preclude any other or further exercise thereof or of any other right, power or privilege.

27. ENTIRE AGREEMENT
Notwithstanding anything contained in any other agreement to the contrary this contract contains the entire agreement between the parties with respect to the subject matter hereof and all representations relating thereto are merged herein.

28. CONFIDENTIALITY
The Buyer and the Seller shall keep confidential and not disclose to any other person any business secrets or other confidential information it acquires about the other party. The parties shall not be bound by the foregoing confidentiality obligation in those cases where the other party has consented to disclosure, disclosure is required by any applicable law or relevant government authority or the secrets or information are obtained or available from any other source (other than as a result of the breach of this Contract).

29. FUTURE PRODUCTION
Both parties are in agreement to continue the commercial relationship beyond the contract period and agree to extend the frame contract for the full production of Gold Concentrates by one year at the end of each contractual year. The parties agree to negotiate terms during the 4th quarter of the year for the following year’s production. The parties will make good faith attempts to reach agreement on the terms and conditions for treating similar qualities and shall be based on the international market for smelters treating such material.  In the event the Seller receives other bids, the Buyer shall have the right of first and last refusal to match such terms on that year’s production of concentrates. Buyer agrees to cooperate with and reasonably accommodate requirements set in Seller’s financing obligations.

30. NOTICES
All notices shall be made to the addresses of the parties set forth below or such subsequent address as any party may subsequently advise the other party in writing by first class mail, postage paid or via telefax:

Buyer:    Industrial Minerals SA, c/o Lenz & Staehelin, Rte de Chêne 30, 1208 Genève, Switzerland
..                                                      .
Buyer’s agent for shipping and back-office matters: Trade Service Consult GmbH, Kaerntnerring 5-7, 1010 Vienna, Austria
Mr. Stephan Lehmden
Phone:         +43 1 2950905
Mobile:       +43 664 3023591
Facsimile:   +43 1 29509059
Email: stephan.lehmden@sl-tsc.com

Seller:     Mego Gold LLC registered offices at Suite #2, 2A Tamanian Street, Yerevan, Armenia, 0009
Phone      :  + 374 10 58 98 56
Fax           :  + 374 10 54 56 98
Email: aboghossian@ggm.am

IN WITNESS WHEREOF, the parties hereto have caused their duly authorised representatives to execute this Contract of Purchase and Conditions of Purchase.